September 7, 2011

Mr. Jason Dong
Chairman of the Board
China Industrial Waste Management Inc.,
Rainbow Building Room 1709, 23 Renming Road’
Zhongshan District, Dalian, P.R. China 116001

Dear Mr. Dong:

Effective the close of business in New York September 26, 2011, I resign as a director of the Board of Directors of China Industrial Waste Management Inc., (“CIWT”).

Thank you for the opportunity to serve.

Yours truly

/s/ Francis Leong

Francis Leong